Exhibit 10.02

FOURTH AMENDMENT TO CREDIT AGREEMENT

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation (the "Company") and  FIFTH THIRD BANK, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation (the "Bank"), being parties to that certain Credit Agreement dated as of September 30, 2009, as previously amended (collectively, the "Agreement"),  agree to further amend the Agreement by this Fourth Amendment to Credit Agreement (this "Amendment") as follows.

1.           DEFINITIONS.  All defined terms used herein which not otherwise defined in this Amendment shall have their respective meanings set forth in the Agreement.

(a)	Amended Definitions. The following definitions appearing under Section 1 of the Agreement are hereby amended and restated in their respective entireties as follows:

•	"Applicable Spread" means that number of Basis Points to be taken into account in determining the LIBOR-based Rate, which, effective as of the date of the Fourth Amendment shall be 150 Basis Points.

•	“Loan” means either the Revolving Loan or Term Loan or both as the context requires, and in the plural means both of them.

•
“Loan Document” means any of this Agreement, the Revolving Note, the Term Note, the Guaranties, the Security Agreement, the Guarantor Security Agreements, all Reimbursement Agreements, all Rate Management Agreements, and any other instrument or document which evidences or secures the Loans, or which expresses an agreement as to terms applicable to the Loans, and in the plural means any two or more of the Loan Documents, as the context requires.

•
“London Interbank Offered Rate” means the rate of interest (rounded upwards, if necessary, to the next 1/16 of 1% and adjusted for reserves if Bank is required to maintain reserves) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for a term equal to the Interest Period for the applicable Loan for which the rate is to be determined on London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Bank at approximately 10:00 a.m. Cincinnati, Ohio, time on the relevant date of determination.

•	“Revolving Loan Maturity Date” means February 15, 2013.

•
“Tangible Net Worth” means the total of the capital stock (less treasury stock), paid-in-capital surplus, general contingency reserves and retained earnings (deficit) of the Company and each other Consolidated Entity determined on a consolidated basis in accordance with GAAP after eliminating all inter-company items (including notes and receivables from the Parent, all affiliates, and Subsidiaries) and all amounts properly attributable to minority interests, if any, in the stock and surplus of any Subsidiary, minus the following items (without duplication of deductions), if any, appearing on the consolidated balance sheet of the Company: (i) all deferred charges (less amortization, unamortized debt discount and expense and corporate organization expenses); (ii) the book amount of all assets which would be treated as intangibles under GAAP, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing; (iii) the amount by which aggregate inventories or aggregate securities appearing on the asset side of such consolidated balance sheet exceed the lower of cost or market value (at the date of such balance sheet) thereof; (iv); and any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset.

(b)	New Definitions. The following new definitions are hereby added to Section 1 of the Agreement as follows:

•
"Fourth Amendment" means that certain agreement entitled "Fourth Amendment to Credit Agreement" entered into by and between the Company and the Bank dated as of February 15, 2011, for the purpose of amending this Agreement.

•	“Interest Period” means, with respect to the Revolving Loan, a period of thirty (30) days, and with respect to the Term Loan, a period of ninety (90) days.

•	"Term Loan" is used as defined in Section 2(c) herein.

•	"Term Note" is used as defined in Section 2(c)(ii) herein.

2.           THE REVOLVING LOAN.  In order to evidence the renewal of the Revolving Loan and the decrease in the limit of the Bank’s commitment for the issuance of Letters of Credit,  the first sentence of Section 2(a)(ii) and the introductory paragraph of Section 2(a)(vi) are hereby amended and restated in their respective entireties as follows:

(ii)
Method of Borrowing.  The obligation of the Company to repay the Revolving Loan shall be evidenced by a Promissory Note of the Company in the form of Exhibit “A” attached to the Fourth Amendment (the “Revolving Note”).

(vi)
Standby and Commercial Letters of Credit.  At any time that the Company is entitled to an Advance under the Revolving Loan, the Bank shall, upon the application of the Company, issue for the account of the Company a standby or commercial letter of credit (each a "Letter of Credit") in an amount not in excess of the maximum Advance that the Company would then be entitled to obtain under the Revolving Loan, provided that (A) the total amount of all Letters of Credit which are outstanding at any time shall not exceed $15,000,000.00, (B) the maturity date of all Letters of Credit shall be subject  to the provisions of Section 2(a)(vi)(2) below, (C) the form of each requested Letter of Credit shall be satisfactory to the Bank in the reasonable exercise of the Bank's discretion, and (D) the Company shall have satisfactorily executed an application and reimbursement agreement for each Letter of Credit (each  a "Reimbursement Agreement") on the Bank's standard form.  While any Letter of Credit is outstanding the maximum amount of Advances which may be outstanding under the Revolving Loan shall be reduced by the maximum amount available to be drawn under the Letter of Credit.  The following provisions shall apply to all Letters of Credit:

3.           TERM LOAN.  New Section 2(c) is hereby added to the Agreement as follows:

c.
The Term Loan.  The Bank shall make a term loan (the "Term Loan") to the Company contemporaneously with the execution of the Fourth Amendment on the following terms and subject to the following conditions:

(i)	Amount. The original principal amount of the Term Loan shall be Twenty Million and 00/100 Dollars ($20,000,000.00).

(ii)
The Term Note.  The obligation of the Company to repay the Term Loan will be evidenced by a Promissory Note in the form of Exhibit "B" attached to the Fourth Amendment (the "Term Note").  The principal of the Term Loan shall be repayable in equal quarterly installments of $1,000,000.00 each, together with accrued interest thereon, which shall be due and payable commencing on May 15, 2011, and continuing on the fifteenth (15th) day of each August, November, February, and May thereafter until February 15, 2016, on which date the entire unpaid principal balance of the Term Loan shall be due and payable together with all accrued and unpaid interest.  The principal of the Term Loan may be prepaid at any time in whole or in part; provided, that any partial prepayment shall be in an amount which is an integral multiple of $10,000.00 and, provided further, that all partial prepayments shall be applied to the latest maturing installments of principal payable under the Term Loan in inverse order of maturity.

(iii)
Interest on the Term Loan.  Except as otherwise provided below in this Section 2(c)(iii), the unpaid principal balance from time to time of the Term Loan shall bear interest from the date the Loan is made prior to the maturity of the Term Note at the LIBOR-based Rate.  After maturity, whether scheduled maturity or maturity by virtue of acceleration on account of the occurrence of an Event of Default, interest shall accrue on the Term Loan at a rate per annum equal to three percent (3%) above the otherwise applicable rate of interest and shall be due and payable as accrued and without demand.  Prior to maturity, accrued interest shall be due and payable on the fifteenth (15th) day of each August, November, February, and May commencing on May 15, 2011,  and at maturity,  in addition to the payments of principal due on such dates.  After maturity, interest shall be due and payable as accrued and without demand. At any time the LIBOR-based Rate is unavailable for any of the reasons set forth in Section 2(b)(i) herein, prior to maturity, then the applicable rate of interest under the Term Loan prior to maturity shall be the sum of the Prime Rate plus one percent (1%) per annum.

(iv)
Use of Proceeds of the Term Loan.  The proceeds of the Term Loan shall be used in their entirety to term out and fix the interest rate on a portion of the Revolving Loan as of the date of the Fourth Amendment.

4.           BREAK  FUNDING PAYMENTS AND LIBOR ROUNDING.   New Sections 2(b)(i)(C) and 2(b)(vi) are hereby added to the Agreement as follows:

C.
In the event of the prepayment of any principal of the Term Loan on any day other than on the last day of an Interest Period for the LIBOR-based Rate applicable thereto (including as a result of an Event of Default), then, in any such event, the Company shall compensate the Bank for the loss, cost and expense attributable to such event, which loss, cost or expense to the Bank shall be deemed to include an amount determined by the Bank to be the excess, if any, of: (I) the amount of interest which would have accrued on the principal amount of the Term Loan had such event not occurred, at the LIBOR-based Rate that would have been applicable to the Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor, over (II) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this provision shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(vi)           Rounding and Rate Management Obligations. Notwithstanding anything contained herein to the contrary, at any time during which a Rate Management Agreement is then in effect with respect to a Loan, the provisions contained therein dealing with the rounding up of the London Interbank Offered Rate to the nearest 1/16 of 1% shall be disregarded and no longer of any force or effect.

5.           FINANCIAL COVENANTS.  Sections 5(g) of the Agreement is hereby amended and restated in its entirety as follows:

g.	Financial Covenants. The Company shall observe, on a consolidated basis with the Consolidated Entities, each of the following financial covenants:

(i)
Fixed Charge Coverage Ratio.   As of the end of each FCCR Test Period (as hereinafter defined), the Consolidated Entities shall maintain a Fixed Charge Coverage Ratio (as hereinafter defined) of greater than or equal to 1.75 to 1.00. For purposes of this covenant, the phrase “Fixed Charge Coverage Ratio” means, determined for the Consolidated Entities, the ratio of: (A) EBITDA, plus rent and operating lease expense, less capital expenditures (other than capital expenditures financed with the proceeds of purchase money Indebtedness or capital leases to the extent permitted hereunder), and other extraordinary items for FCCR Test Period then ending, to (B) the consolidated sum of (i) interest expense, and all scheduled principal payments with respect to Indebtedness that were paid or were due and payable by all Consolidated Entities during the FCCR Test Period, plus rent and operating lease expense incurred and all cash taxes paid during the FCCR Test Period.  For purposes hereof, the term “FCCR Test Period” means each period of four (4) consecutive fiscal quarters ending at the end of each fiscal quarter, commencing with the fiscal quarter ending in March, 2011.

(ii)
Total Liabilities to Tangible Net Worth Ratio.  As of the end of each fiscal quarter, commencing with the fiscal quarter ending in March, 2011, the Consolidated Entities shall maintain a ratio of Total Liabilities to Tangible Net Worth at not more than 2.25 to 1.00.  For purposes of testing compliance with this covenant, the entire committed principal amount of the Revolving Loan shall be deemed to be outstanding as of the date of determination regardless of the actual outstanding principal balance of the Revolving Loan at such time.

(iii)
Minimum Tangible Net Worth. Effective as of the date of the Fourth Amendment, the Consolidated Entities shall maintain a Tangible Net Worth at all times of not less than that shown in the table below for the corresponding period:

Period	Ratio

At February 15, 2011, until fiscal year end September, 2011	$150,000,000.00

at fiscal year end September, 2011, until fiscal year end September, 2012	$140,000,000.00

at fiscal year end September, 2012, until fiscal year end September, 2013	$120,000,000.00

at fiscal year end September, 2013, and at all times thereafter	$100,000,000.00

(iv)
Ratio of Funded Indebtedness to EBITDA.  For each period of four (4) consecutive fiscal quarters commencing with the period of four (4) consecutive fiscal quarters ending in March, 2011, the Consolidated Entities shall maintain the ratio of Funded Indebtedness to EBITDA at not greater than 2.50 to 1.00. For purposes hereof, the term “Funded Indebtedness” means:  (A) Indebtedness (I) in respect of money borrowed, or (II) evidenced by a note, debenture (senior and subordinated) or other like written obligation to pay money, or (III) in respect of the rent or hire of property under leases or lease arrangements which under GAAP are required to be capitalized, or (IV) in respect of obligations under conditional sales or other title retention agreements, and Funded Indebtedness shall include  all such senior Indebtedness and all capitalized leases.

6.           PARENT’S ANNUAL STATEMENTS.  A new Section 5(b)(ix) is hereby added to the Agreement as follows:

(i)
Parent’s Annual Statements.  As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year, consolidated  financial statements of the Parent for such fiscal year prepared and presented in accordance with GAAP (except for changes in which the independent accountants of the Parent concur) in each case setting forth in comparative form corresponding figures for the preceding fiscal year, together with the audit report, unqualified as to scope, of  independent certified public accountants approved by the Bank, which approval shall not be unreasonably withheld, together with the management letter, if any, issued by such independent certified public accountants.

7.           EVENTS OF DEFAULT.  New Section 8(h) is hereby added to the Agreement as follows:

h.           Default on Rate Management Obligations.   Nonpayment by the Company of any Rate Management Obligation when due, or the breach or default by the Company of any term, provision or condition contained in any Rate Management Agreement.

8.           REPRESENTATIONS AND WARRANTIES.  In order to induce the Bank to enter into this Amendment, the Company affirms that the representations and warranties contained in the Agreement are correct as of the date of this Amendment, except that (i) they shall be deemed to also refer to this Amendment as well as all documents named herein and, (ii) Section 3(d) of the Agreement shall be deemed also to refer to the most recent audited and unaudited financial statements of the Consolidated Entities delivered to the Bank.

9.           EVENTS OF DEFAULT.  The Company certifies to the Bank that no Event of Default or Unmatured Event of Default under the Agreement, as amended by this Amendment, has occurred and is continuing as of the date of this Amendment.

10.           CONDITIONS PRECEDENT.  As conditions precedent to the effectiveness of this Amendment, the Bank shall have received the following contemporaneously with execution and delivery of this Amendment, each duly executed, dated and in form and substance satisfactory to the Bank:

(i)	This Amendment duly executed by the Company and the Bank.

(ii)	The Revolving Note in the form attached hereto as Exhibit "A" duly executed by the Company.

(iii)	The Term Note in the form attached hereto as Exhibit "B" duly executed by the Company.

(iv)	The Reaffirmation of Guaranty Agreement in the form attached hereto as Exhibit "C" duly executed by Steak n Shake Enterprises, Inc.

(v)	The Reaffirmation of Guaranty Agreement in the form attached hereto as Exhibit "D" duly executed by Steak n Shake, LLC.

(vi)
Resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance, respectively, of this Amendment, the Revolving Note, the Term Note, and all other Loan Documents provided for in this Amendment to which the Company is a party, certified by the Secretary of the Board of Directors of the Company as being in full force and effect and duly adopted as of the date of this Amendment.

(vii)
The Certificate of the Secretary of the Board of Directors of the Company certifying the names of the officer or officers authorized to execute this Amendment, the Revolving Note, the Term Note, and all other Loan Documents provided for in this Amendment to which the Company is a party, together with a sample of the true signature of each such officer, dated as of the date of this Amendment.

(viii)
Resolutions of the Board of Directors of Steak n Shake Enterprises, Inc. authorizing the execution, delivery and performance, respectively, of its Reaffirmation of Guaranty Agreement and the other Loan Documents provided for in this Amendment to which Steak n Shake Enterprises, Inc. is a party, certified by the Secretary of the Board of Directors of Steak n Shake Enterprises, Inc. as being in full force and effect and duly adopted as of the date of this Amendment.

(ix)
The Certificate of the Secretary of the Board of Directors of Steak n Shake Enterprises, Inc. certifying the names of the officer or officers authorized to execute of its Reaffirmation of Guaranty Agreement and all other Loan Documents provided for in this Amendment to which Steak n Shake Enterprises, Inc. is a party, together with a sample of the true signature of each such officer, dated as of the date of this Amendment.

(x)
Resolutions of the Board of Directors of Steak n Shake Operations, Inc.,  the sole member of Steak n Shake, LLC, authorizing the execution, delivery and performance, respectively, of the Reaffirmation of Guaranty Agreement to be executed by Steak n Shake, LLC and all other Loan Documents provided for in this Amendment to which Steak n Shake, LLC is a party, certified by the Secretary of the Board of Directors of Steak n Shake Operations, Inc. as being in full force and effect and duly adopted as of the date of this Amendment.

(xi)	Such other documents as the Bank may reasonably request.

11.           PRIOR AGREEMENTS.  The Agreement, as amended by this Amendment, supersedes all previous agreements and commitments made or issued by the Bank with respect to the Loans and all other subjects of this Amendment, including, without limitation, any oral or written proposals which may have been made or issued by the Bank.

12.           EFFECT OF AMENDMENT.  The provisions contained herein shall serve to supplement and amend the provisions of the Agreement.  To the extent that the terms of this Amendment conflict with the terms of the Agreement, the provisions of this Amendment shall control in all respects.

13.           REAFFIRMATION.  Except as expressly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect as originally written and as previously amended.

14.           COUNTERPARTS.   This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall be one and the same agreement.

IN WITNESS WHEREOF, the Company and the Bank have executed and delivered this Fourth Amendment Credit Agreement in Indiana by their respective duly authorized officers as of February 15, 2011.

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation

By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation

By:	/s/ William J. Krummen
William J. Krummen, Vice President

SCHEDULE OF EXHIBITS

Exhibit "A"	-	Promissory Note (Revolving Note)($30,000,000.00)(Steak n Shake Operations, Inc.)

Exhibit “B”	-	Promissory Note (Term Note)($20,000,000.00)(Steak n Shake Operations, Inc.)

Exhibit “C”	-	Reaffirmation of Guaranty Agreement (Steak n Shake Enterprises, Inc.)

Exhibit "D"	-	Reaffirmation of Guaranty Agreement (Steak n Shake, LLC)